EXHIBIT 10.10

CONTRIBUTION AND EXCHANGE AGREEMENT

THIS CONTRIBUTION AND EXCHANGE AGREEMENT (this "Agreement") is made this 29th day of December 2006, by and among Xtreme Technologies, Inc., a Washington corporation ("Xtreme"); Emerald Energy Partners, Inc., a Nevada corporation ("Emerald"); and the persons listed in Exhibit A-1 hereof who are the owners of record of all the issued and outstanding stock of Emerald who execute and deliver this Agreement ("Emerald Stockholders"), based on the following:

Recitals

Xtreme wishes to acquire all the issued and outstanding stock of Emerald in exchange for stock of Xtreme in a transaction intended to qualify as a tax-free exchange pursuant to Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”).  The parties intend for this Agreement to represent the terms and conditions of such tax-free exchange, which Agreement the parties hereby adopt.

The acquisition will be through a share exchange with a total of 7,960,000 shares of Xtreme issued for all the shares of Emerald.  As a result thereof, the Emerald Stockholders, shall be in “control” (within the meaning of Section 368(b) of the Code) of Xtreme.

Agreement

Based on the stated premises, which are incorporated herein by reference, and for and in consideration of the mutual covenants and agreements hereinafter set forth, the mutual benefits to the parties to be derived here from, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, it is hereby agreed as follows:

ARTICLE I
EXCHANGE OF STOCK

1.01           Exchange of Shares.  On the terms and subject to the conditions set forth in this Agreement, on the Closing Date (as defined in Section 1.05 hereof), the Emerald Stockholders shall assign, transfer, contribute and deliver to Xtreme, free and clear of all liens, pledges, encumbrances, charges, restrictions, or claims of any kind, nature, or description, all issued and outstanding shares of common stock of Emerald (the “Emerald Shares”) held by Emerald Stockholders, which shares shall represent all issued and outstanding shares of Emerald common stock, and Xtreme agrees to acquire such shares on such date by issuing and delivering in exchange therefore an aggregate of 7,960,000 restricted shares of Xtreme common stock, par value $0.001 per share, (the “Xtreme Common Stock”).  Such shares of Xtreme Common Stock shall be issued pro rata based on the number of Emerald Shares held and as set forth opposite the Emerald Stockholder’s respective names in Exhibit A-1.  All 7,960,000 shares of Xtreme Common Stock to be issued and delivered pursuant to this Agreement shall be appropriately adjusted to take into account any stock split, stock dividend, reverse stock split, recapitalization, or similar change in the Xtreme Common Stock which may occur between the date of the execution of this Agreement and the Closing Date.

1.02           Delivery of Certificates by Emerald Stockholders.  The transfer of Emerald Shares by the Emerald Stockholders shall be effected by the delivery to Xtreme at the Closing (as set forth in Section 1.05 hereof) of certificates representing the transferred shares endorsed in blank or accompanied by stock powers executed in blank and with all necessary transfer taxes and other revenue stamps affixed and acquired at the Emerald Stockholders' expense.

1.03           Operation as Wholly-Owned Subsidiary.  After giving effect to the transaction contemplated hereby, Xtreme will own all the issued and outstanding shares of Emerald and Emerald will be a wholly-owned subsidiary of Xtreme operating under the name Emerald Energy Partners, Inc.

1.04           Further Assurances.  At the Closing and from time to time thereafter, the Emerald Stockholders shall execute such additional instruments and take such other action as Xtreme may reasonably request, without undue cost to the Emerald Stockholders in order to more effectively sell, transfer, and assign clear title and ownership in the Emerald Shares to Xtreme.

1.05           Closing and Parties.  The Closing contemplated hereby shall be held at a mutually agreed upon time and at Emerald’s offices located at 6608 Indian Trail, Plano, TX 75024 on or before December 29th, 2006, or on another date to be agreed to in writing by the parties (the “Closing Date”).  The Closing may be accomplished by wire, express mail, overnight courier, conference telephone call or as otherwise agreed to by the respective parties or their duly authorized representatives.

1.06           Closing Events.

(a)           Xtreme Deliveries.  Subject to fulfillment or waiver of the conditions set forth in Article IV, Xtreme shall deliver to Emerald at Closing all the following:

(i)         A certificate of good standing from the secretary of State of Washington, issued as of a date within five days prior to the Closing Date, certifying that Xtreme is in good standing as a corporation in the State of Washington;

(ii)         Incumbency and specimen signature certificates dated the Closing Date with respect to the officers of Xtreme executing this Agreement and any other document delivered pursuant hereto on behalf of Xtreme;

(iii)         Copies of the resolutions of Xtreme’s board of directors and shareholder minutes or consents authorizing the execution and performance of this Agreement and the contemplated transactions, certified by the secretary or an assistant secretary of Xtreme as of the Closing Date;

(iv)         The certificate contemplated by Section 4.02, duly executed by the chief executive officer or president of Xtreme;

(v)         The certificate contemplated by Section 4.03, dated the Closing Date, signed by the chief executive officer or president of Xtreme;

(vi)         Certificates for 7,960,000 shares of Xtreme Common Stock in the names of the Emerald Stockholders and in the amounts set forth in Exhibit “A-1;” and

In addition to the above deliveries, Xtreme shall take all steps and actions as Emerald and Emerald Stockholders may reasonably request or as may otherwise be reasonably necessary to consummate the transactions contemplated hereby.

(b)           Emerald Deliveries.  Subject to fulfillment or waiver of the conditions set forth in Article V, Emerald and/or Emerald Stockholder’s shall deliver to Xtreme at Closing all the following:

(i)         A certificate of good standing from the secretary of state of Nevada, issued as of a date within five days prior to the Closing Date certifying that Emerald is in good standing as a corporation in the State of Nevada;

(ii)         Incumbency and specimen signature certificates dated the Closing Date with respect to the officers of Emerald executing this Agreement and any other document delivered pursuant hereto on behalf of Emerald;

(iii)         Copies of resolutions of the board of directors and of the stockholders of Emerald authorizing the execution and performance of this Agreement and the contemplated transactions, certified by the secretary or an assistant secretary of Emerald as of the Closing Date;

(iv)         The certificate contemplated by Section 5.02, executed by the chief executive officer or president of Emerald; and

(v)         The certificate contemplated by Section 5.03, dated the Closing Date, signed by the chief executive officer or president of Emerald.

In addition to the above deliveries, Emerald shall take all steps and actions as Xtreme may reasonably request or as may otherwise be reasonably necessary to consummate the transactions contemplated hereby.

1.07.           Termination

(a)           This Agreement may be terminated by the board of directors of either Xtreme or Emerald at any time prior to the Closing Date if:

(i)         There shall be any actual or threatened action or proceeding before any court or any governmental body which shall seek to restrain, prohibit, or invalidate the transactions contemplated by this Agreement and which, in the reasonable judgment of such board of directors, made in good faith and based upon the advice of its legal counsel, makes it inadvisable to proceed with the transactions contemplated by this Agreement;

(ii)         Any of the transactions contemplated hereby are disapproved by any regulatory authority whose approval is required to consummate such transactions or in the reasonable judgment of such board of directors, made in good faith and based on the advice of counsel, there is substantial likelihood that any such approval will not be obtained or will be obtained only on a condition or conditions which would be unduly burdensome, making it inadvisable to proceed with the exchange;

In the event of termination pursuant to this paragraph (a) of Section 1.07, no obligation, right, or liability shall arise hereunder, and each party shall bear all of the expenses incurred by it in connection with the negotiation, preparation, and execution of this Agreement and the transactions contemplated hereby.

(b)           This Agreement may be terminated at any time prior to the Closing Date by action of the board of directors of Xtreme if (i) Emerald shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement or if any of the representations or warranties of Emerald contained herein shall be inaccurate in any material respect or (ii) Xtreme determines that there has been or is likely to be any material adverse change in the financial or legal condition of Emerald.  In the event of termination pursuant to this paragraph (b) of this Section 1.07, no obligation, right, remedy, or liability shall arise hereunder. All parties shall bear their own costs incurred in connection with the negotiation, preparation, and execution of this Agreement and the transactions contemplated hereby.

(c)           This Agreement may be terminated at any time prior to the Closing Date by action of the board of directors of Emerald if (i) Xtreme shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement or if any of the representations or warranties of Xtreme contained herein shall be inaccurate in any material respect or (ii) Emerald determines that there has been or is likely to be any adverse change in the financial or legal condition of Xtreme.  In the event of termination pursuant to this paragraph (c) of this Section 1.07, no obligation, right, remedy, or liability shall arise hereunder.  All parties shall each bear their own costs incurred in connection with the negotiation, preparation, and execution of this Agreement and the transactions contemplated hereby.

ARTICLE II
REPRESENTATIONS, COVENANTS, AND WARRANTIES OF XTREME

As an inducement to, and to obtain the reliance of Emerald, Xtreme represents and warrants as follows:

2.01           Organization.  Xtreme is, and will be on the Closing Date, a corporation duly organized, validly existing, and in good standing under the laws of the State of Washington and has the corporate power and is and will be duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, and there are no other jurisdictions in which it is not so qualified in which the character and location of the assets owned by it or the nature of the material business transacted by it requires qualification, except where failure to do so would not have a material adverse effect on its business, operations, properties, assets or condition.  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not, violate any provision of Xtreme's articles of incorporation or bylaws, or other agreement to which it is a party or by which it is bound.

2.02           Approval of Agreement.  Xtreme has full power, authority, and legal right and has taken, or will take, all action required by law, its articles of incorporation, bylaws, and otherwise to execute and deliver this Agreement and to consummate the transactions herein contemplated.  The board of directors of Xtreme has authorized and approved the execution, delivery, and performance of this Agreement and the transactions contemplated hereby.

2.03           Capitalization.                                The authorized capitalization of Xtreme consists of 150,000,000 shares of common stock, $0.001 par value, of which 185,499 shares are issued and outstanding.  All issued and outstanding shares of Xtreme are legally issued, fully paid, and nonassessable and not issued in violation of the preemptive or other right of any person.  There are no dividends or other amounts due or payable with respect to any of the shares of capital stock of Xtreme.  Immediately following the exchange referred to in Section 1.01 and the Recitals above, the Emerald Stockholders own at least 80% of the total combined voting power of all classes of stock of Xtreme entitled to vote and at least 80% of the total number of shares of each other class of stock of Xtreme that is then issued and outstanding, such that the Emerald Stockholders will be in “control” (within the meaning of Section 368(b) of the Code) of Xtreme.

2.04.           Financial Statements.

(a)           No financial statements will be provided prior to closing.

(b)           Xtreme has filed or will file as of the Closing Date all tax returns required to be filed by it from inception to the Closing Date.  All such returns and reports are accurate and correct in all material respects.  Xtreme has no material liabilities with respect to the payment of any federal, state, county, local, or other taxes (including any deficiencies, interest, or penalties) accrued for or applicable to the period ended on the date of the most recent balance sheet of Xtreme, except to the extent reflected on such balance sheet and all such dates and years and periods prior thereto and for which Xtreme may at said date have been liable in its own right or as transferee of the assets of, or as successor to, any other corporation or entity, except for taxes accrued but not yet due and payable, and to the best knowledge of Xtreme, no deficiency assessment or proposed adjustment of any such tax return is pending, proposed or contemplated.  To the best knowledge of Xtreme, none of such income tax returns has been examined or is currently being examined by the Internal Revenue Service and no deficiency assessment or proposed adjustment of any such return is pending, proposed or contemplated.  Xtreme has not made any election pursuant to the provisions of any applicable tax laws (other than elections that relate solely to methods of accounting, depreciation, or amortization) that would have a material adverse affect on Xtreme, its financial condition, its business as presently conducted or proposed to be conducted, or any of its respective properties or material assets.  There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any tax return of Xtreme.

2.05           Outstanding Warrants and Options.  Except as set forth on Schedule 2.05, Xtreme has no existing warrants or options, calls, or commitments of any nature relating to the authorized and unissued Xtreme Common Stock.

2.06           Information.  The information concerning Xtreme set forth in this Agreement is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.  Xtreme shall cause the schedules delivered by it pursuant hereto and the instruments delivered to Emerald hereunder to be updated after the date hereof up to and including the Closing Date.

2.07           Absence of Certain Changes or Events.  Except as set forth in this Agreement or the schedules hereto, since the date of the most recent Xtreme balance sheet described in Section 2.04 and included in the information referred to in Section 2.06:

(a)           There has not been (i) any material adverse change in the business, operations, properties, level of inventory, assets, or condition of Xtreme or (ii) any damage, destruction, or loss to Xtreme (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets, or condition of Xtreme;

(b)           Xtreme has not (i) amended its articles of incorporation or bylaws; (ii) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock; (iii) waived any rights of value which in the aggregate are extraordinary or material considering the business of Xtreme; (iv) made any material change in its method of management, operation, or accounting; (v) entered into any other material transactions; (vi) made any material accrual or material arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee; (vii) increased the rate of compensation payable or to become payable by it to any of its officers or directors or any of its employees whose monthly compensation exceeds $1,000; or (viii) made any increase in any profit-sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with its officers, directors, or employees;

(c)           Xtreme has not (i) granted or agreed to grant any options, warrants, or other rights for its stocks, bonds, or other corporate securities calling for the issuance thereof; (ii) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except liabilities incurred in the ordinary course of business; (iii) paid any material obligation or liability (absolute or contingent) other than current liabilities reflected in or shown on the most recent Xtreme balance sheet and current liabilities incurred since that date in the ordinary course of business; (iv) sold or transferred, or agreed to sell or transfer, any of its material assets, properties, or rights (except assets, properties, or rights not used or useful in its business which, in the aggregate have a value of less than $5,000) or canceled, or agreed to cancel, any debts or claims (except debts and claims which in the aggregate are of a value of less than $5,000); (v) made or permitted any amendment or termination of any contract, agreement, or license to which it is a party if such amendment or termination is material, considering the business of Xtreme; or (vi) issued, delivered, or agreed to issue or deliver any stock, bonds, or other corporate securities including debentures (whether authorized and unissued or held as treasury stock); and

(d)           To the best knowledge of Xtreme, it has not become subject to any law or regulation which materially and adversely affects, or in the future would be reasonably expected to adversely affect, the business, operations, properties, assets, or condition of Xtreme.

2.08           Litigation and Proceedings.  There are no actions, suits, or administrative or other proceedings pending or, to the knowledge of Xtreme, threatened by or against Xtreme or adversely affecting Xtreme or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind.  Xtreme does not have any knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality.

2.09           Compliance With Laws and Regulations.  Xtreme has complied with all applicable statutes and regulations of any federal, state, or other governmental entity or agency thereof, except to the extent that noncompliance (i) could not materially and adversely affect the business, operations, properties, assets, or condition of Xtreme or (ii) could not result in the occurrence of any material liability for Xtreme.  To the best knowledge of Xtreme, the consummation of this transaction will comply with all applicable statutes and regulations, subject to the preparation and filing of any forms required by state and federal securities laws.

2.10           Compliance with Security Laws.   Xtreme has complied with all applicable security statutes and regulation of any federal, state or other governmental entity or agency thereof, including the filing of any required documents in regards to all sales of Xtreme Stock.  Xtreme is not required to file reports with the Securities and Exchange Commission under the Securities Exchange Act of 1934 and Xtreme’s counsel will deliver an opinion to this effect.  Notwithstanding the immediately preceding sentence, Xtreme has not filed reports under the Securities Exchange Act of 1934.

2.11           Material Contract Defaults.   Xtreme is not a party to any contract, agreement, lease, or other commitment which is material to the business, operations, properties, assets, or condition of Xtreme, and there is no event of default or other event which, with notice or lapse of time or both, would constitute a default in any material respect under any such contract, agreement, lease, or other commitment in respect of which Xtreme has not taken adequate steps to prevent such a default from occurring.

2.12           No Conflict With Other Instruments.  The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute an event of default under, any material indenture, mortgage, deed of trust, or other material contract, agreement, or instrument to which Xtreme is a party or to which any of its properties or operations are subject.

2.13           Subsidiary.  Xtreme does not own, beneficially or of record, any equity securities in any other entity.

2.14           Xtreme Schedules.  Xtreme has delivered to Emerald the following schedules, which are collectively referred to as the “Xtreme Schedules” and which consist of the following separate schedules dated as of the date of execution of this Agreement, all certified by a duly authorized officer of Xtreme as complete, true, and accurate:

(a)           A schedule including copies of the articles of incorporation and bylaws of Xtreme in effect as of the date of this Agreement;

(b)           A schedule containing copies of resolutions adopted by the board of directors of Xtreme approving this Agreement and the transactions herein contemplated;

(c)           A schedule setting forth a description of any material adverse change in the business, operations, property, inventory, assets, or condition of Xtreme since the most recent Xtreme balance sheet, required to be provided pursuant to Section 2.04 hereof;

(d)           A schedule setting forth the financial statements required pursuant to Section 2.04(a) hereof; and

(e)           A schedule setting forth any other information, together with any required copies of documents, required to be disclosed in the Xtreme Schedules by Sections 2.01 through 2.13.

Xtreme shall cause the Xtreme Schedules and the instruments delivered to Emerald hereunder to be updated after the date hereof up to and including the Closing Date.  Such updated Xtreme Schedules, certified in the same manner as the original Xtreme Schedules, shall be delivered prior to and as a condition precedent to the obligation of Emerald to close.

2.15           Immediately following the exchanges referred to in Section 1.01, Xtreme will not be an “investment company” for purposes of Section 351(e) of the Code and the Treasury regulations promulgated thereunder.

ARTICLE III
REPRESENTATIONS, COVENANTS, AND WARRANTIES OF EMERALD

As an inducement to, and to obtain the reliance of Xtreme, Emerald represents and warrants as follows:

3.01           Organization.  Emerald is, and will be on the Closing Date, a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada and has the corporate power and is and will be duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, and there are no other jurisdictions in which it is not so qualified in which the character and location of the assets owned by it or the nature of the material business transacted by it requires qualification, except where failure to do so would not have a material adverse effect on its business, operations, properties, assets or condition of Emerald.  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not, violate any provision of Emerald’s articles of incorporation or bylaws, or other material agreement to which it is a party or by which it is bound.

3.02           Approval of Agreement.  Emerald has full power, authority, and legal right and has taken, or will take, all action required by law, its articles of incorporation, bylaws, or otherwise to execute and deliver this Agreement and to consummate the transactions herein contemplated.

3.03           Capitalization.  The authorized capitalization of Emerald consists of 50,000,000 shares of common stock of which as of the date hereof 7,960,000 shares are issued and outstanding. All issued and outstanding shares of Emerald are legally issued, fully paid, and nonassessable and not issued in violation of the preemptive or other right of any person.  There are no dividends or other amounts due or payable with respect to any of the shares of capital stock of Emerald.

3.04           Financial Statements.

(a)           No financial statements will be provided prior to closing.

(b)           Emerald has filed or will have filed as of the Closing Date all tax returns required to be filed by it from inception to the Closing Date.  All such returns and reports are accurate and correct in all material respects.  Emerald has no material liabilities with respect to the payment of any federal, state, county, local, or other taxes (including any deficiencies, interest, or penalties) accrued for or applicable to the period ended on the date of the most recent unaudited balance sheet of Emerald, except to the extent reflected on such balance sheet and adequately provided for, and all such dates and years and periods prior thereto and for which Emerald may at said date have been liable in its own right or as transferee of the assets of, or as successor to, any other corporation or entity, except for taxes accrued but not yet due and payable, and to Emerald’s knowledge no deficiency assessment or proposed adjustment of any such tax return is pending, proposed or contemplated.  Proper and accurate amounts of taxes have been withheld by or on behalf of Emerald with respect to all material compensation paid to employees of Emerald for all periods ending on or before the date hereof, and all deposits required with respect to compensation paid to such employees have been made, in complete compliance with the provisions of all applicable federal, state, and local tax and other laws.  To Emerald’s knowledge, none of such income tax returns has been examined or is currently being examined by the Internal Revenue Service, and no deficiency assessment or proposed adjustment of any such return is pending, proposed, or contemplated. Emerald has not made any election pursuant to the provisions of any applicable tax laws (other than elections that relate solely to methods of accounting, depreciation, or amortization) that would have a material adverse affect on Emerald, its financial condition, its business as presently conducted or proposed to be conducted, or any of its properties or material assets.  There are no tax liens upon any of the assets of Emerald.  There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any tax return of Emerald.

3.05           Outstanding Warrants and Options.  Emerald has no issued warrants or options, calls, or commitments of any nature relating to the authorized and unissued Emerald Common Stock.

3.06           Information.  The information concerning Emerald set forth in this Agreement and in the schedules delivered by Emerald pursuant hereto is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.  Emerald shall cause the schedules delivered by Emerald pursuant hereto to Xtreme hereunder to be updated after the date hereof up to and including the Closing Date.

3.07           Absence of Certain Changes or Events.  Except as set forth in this Agreement since the date of the most recent Emerald balance sheet described in Section 3.04 and included in the information referred to in Section 3.06:

(a)           There has not been (i) any material adverse change in the business, operations, properties, level of inventory, assets, or condition of Emerald or (ii) any damage, destruction, or loss to Emerald materially and adversely affecting the business, operations, properties, assets, or conditions of Emerald.

(b)           Emerald has not (i) amended its articles of incorporation or bylaws; (ii) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock; (iii) waived any rights of value which in the aggregate are extraordinary and material considering the business of Emerald; (iv) made any material change in its method of accounting; (v) entered into any other material transactions other than those contemplated by this Agreement; (vi) made any material accrual or material arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee; or (vii)  made any material increase in any profit-sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with their officers, directors, or employees;

(c)           Emerald has not (i) granted or agreed to grant any options, warrants, or other rights for its stocks, bonds, or other corporate securities calling for the issuance thereof; (ii) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except liabilities incurred in the ordinary course of business; (iii) paid any material obligation or liability (absolute or contingent) other than current liabilities reflected in or shown on the most recent Emerald balance sheet and current liabilities incurred since that date in the ordinary course of business; (iv) sold or transferred, or agreed to sell or transfer, any of its material assets, properties, or rights, or agreed to cancel, any material debts or claims; (v) made or permitted any amendment or termination of any contract, agreement, or license to which it is a party if such amendment or termination is material, considering the business of Emerald; or (vi) issued, delivered, or agreed to issue or deliver any stock, bonds, or other corporate securities including debentures (whether authorized and unissued or held as treasury stock); and

(d)           To the best knowledge of Emerald, it has not become subject to any law or regulation which materially and adversely affects, or in the future would be reasonably expected to adversely affect, the business, operations, properties, assets, or condition of Emerald.

3.08           Copyright, Patents.  To the best knowledge of Emerald, its technology does not infringe on the copyright, patent, trade secret, know-how, or other proprietary right of any other person or entity and comprises all such rights necessary to permit the operation of the business of Emerald as now being conducted or as contemplated.

3.09           Litigation and Proceedings. Except as otherwise disclosed in Schedule 3.09, there are no material actions, suits, or proceedings pending or, to the knowledge of Emerald, threatened by or against Emerald or adversely affecting Emerald, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind.  Emerald does not have any knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality.

3.10           Material Contract Defaults.  Emerald is not in default in any material respect under the terms of any outstanding contract, agreement, lease, or other commitment which is material to the business, operations, properties, assets, or condition of Emerald, and there is no event of default or other event which, with notice or lapse of time or both, would constitute a default in any material respect under any such contract, agreement, lease, or other commitment in respect of which Emerald has not taken adequate steps to prevent such a default from occurring.

3.11           No Conflict With Other Instruments.  The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute an event of default under, any material indenture, mortgage, deed of trust, or other material contract, agreement, or instrument to which Emerald is a party or to which any of its properties or operations are subject.

3.12           Governmental Authorizations.  Emerald has all licenses, franchises, permits, and other governmental authorizations that are legally required to enable it to conduct its business in all material respects as conducted on the date of this Agreement.  Except for compliance with federal and state securities and corporation laws, as hereinafter provided, no authorization, approval, consent, or order of, or registration, declaration, or filing with, any court or other governmental body is required in connection with the execution and delivery by Emerald of this Agreement and the consummation by Emerald of the transactions contemplated hereby.

3.13           Compliance With Laws and Regulations.  Emerald has complied with all applicable statutes and regulations of any federal, state, or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of Emerald or except to the extent that noncompliance would not result in the occurrence of any material liability for Emerald. To the best knowledge of Emerald, the consummation of this transaction will comply with all applicable statutes and regulations, subject to the preparation and filing of any forms required by state and federal security laws.

3.14   Affiliate.  Emerald owns no affiliates.

3.15           Emerald Schedules.  Emerald has delivered to Xtreme the following schedules, which are collectively referred to as the "Emerald Schedules" and which consist of the following separate schedules dated as of the date of execution of this Agreement, all certified by the chief executive officer or president of Emerald as complete, true, and accurate:

(a)           A schedule including copies of the articles of incorporation and bylaws of Emerald and all amendments thereto in effect as of the date of this Agreement;

(b)           A schedule containing copies of resolutions adopted by the board of directors of Emerald approving this Agreement and the transactions herein contemplated as referred to in Section 3.02;

(c)           A schedule setting forth a description of any material adverse change in the business, operations, property, inventory, assets, or condition of Emerald since the most recent Emerald balance sheet, required to be provided pursuant to Section 3.04 hereof;

(d)           A schedule setting forth the financial statements required pursuant to Section 3.04 (a) hereof; and

(e)           A schedule setting forth any other information, together with any required copies of documents, required to be disclosed in the Emerald Schedules by Sections 3.01 through 3.14.

Emerald shall cause the Emerald Schedules and the instruments delivered to Xtreme hereunder to be updated after the date hereof up to and including the Closing Date.  Such updated Emerald Schedules, certified in the same manner as the original Emerald Schedules, shall be delivered prior to and as a condition precedent to the obligation of Xtreme to close.

ARTICLE IV
CONDITIONS PRECEDENT TO OBLIGATIONS OF EMERALD

The obligations of Emerald under this Agreement are subject to the satisfaction of Emerald, at or before the Closing Date, of the following conditions:

4.01           Shareholder Approval.  Intentionally Deleted

4.02           Accuracy of Representations.  The representations and warranties made by Xtreme in this Agreement were true when made and shall be true at the Closing Date with the same force and affect as if such representations and warranties were made at and as of the Closing Date (except for changes therein permitted by this Agreement), and Xtreme shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by Xtreme prior to or at the Closing.  Emerald shall be furnished with certificates, signed by duly authorized officers of Xtreme and dated the Closing Date, to the foregoing effect.

4.03           Officer's Certificates.  Emerald shall have been furnished with certificates dated the Closing Date and signed by the duly authorized chief executive officer or president of Xtreme to the effect that to such officer’s best knowledge no litigation, proceeding, investigation, or inquiry is pending or, to the best knowledge of Xtreme threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement.  Furthermore, based on certificates of good standing, representations of government agencies, and Xtreme's own documents and information, the certificate shall represent, to the best knowledge of the officer, that:

(a)           This Agreement has been duly approved by Xtreme's board of directors and has been duly executed and delivered in the name and on behalf of Xtreme by its duly authorized officers pursuant to, and in compliance with, authority granted by the board of directors of Xtreme pursuant to a unanimous consent;

(b)           There have been no material adverse changes in Xtreme up to and including the date of the certificate;

(c)           All conditions required by this Agreement have been met, satisfied, or performed by Xtreme;

(d)           All authorizations, consents, approvals, registrations, and/or filings with any governmental body, agency, or court required in connection with the execution and delivery of the documents by Xtreme have been obtained and are in full force and effect or, if not required to have been obtained, will be in full force and effect by such time as may be required; and

(e)           There is no material action, suit, proceeding, inquiry, or investigation at law or in equity by any public board or body pending or threatened against Xtreme, wherein an unfavorable decision, ruling, or finding could have an adverse effect on the financial condition of Xtreme, the operation of Xtreme, or the acquisition and reorganization contemplated herein, or any agreement or instrument by which Xtreme is bound or in any way contests the existence of Xtreme.

4.04           No Material Adverse Change.  Prior to the Closing Date, there shall not have occurred any material adverse change in the financial condition, business, or operations of Xtreme, nor shall any event have occurred which, with the lapse of time or the giving of notice, may cause or create any material adverse change in the financial condition, business, or operations of Xtreme.

4.05           Good Standings.  Emerald shall have received a certificate of good standing from the secretary of State of Washington, dated as of the date within five days prior to the Closing Date, certifying that Xtreme is in good standing as a corporation in the State of Washington.

4.06           Percentage Ownership of Xtreme Stock.  Immediately following the exchange referred to in Section 1.01 hereof, Emerald Stockholders, shall have “control” (within the meaning of Section 368(b) of the Code) of Xtreme.

4.07           Other Items.  Emerald shall have received such further documents, certificates, or instruments relating to the transactions contemplated hereby as Emerald may reasonably request.

ARTICLE V
CONDITIONS PRECEDENT TO OBLIGATIONS OF XTREME

The obligations of Xtreme under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

5.01           Emerald  Stockholders.  Holders of all of the issued and outstanding Emerald Shares shall have executed this Agreement and the exchange of shares contemplated by this Agreement.

5.02           Accuracy of Representations.  The representations and warranties made by Emerald and the Emerald Stockholders in this Agreement were true when made and shall be true at the Closing Date with the same force and affect as if such representations and warranties were made at and as of the Closing Date (except for changes therein permitted by this Agreement), and Emerald shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by Emerald prior to or at the Closing.  Xtreme shall be furnished with a certificate, signed by a duly authorized officer of Emerald and dated the Closing Date, to the foregoing effect.

5.03           Officer's Certificates.  Xtreme shall have been furnished with certificates dated the Closing Date and signed by the duly authorized chief executive officer or president of Emerald to the effect that no litigation, proceeding, investigation, or inquiry is pending or, to the best knowledge of Emerald, threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement.  Furthermore, based on certificates of good standing, representations of government agencies, and Emerald's own documents, the certificate shall represent, to the best knowledge of the officer, that:

(a)           Except as provided or permitted herein, there have been no material adverse changes in Emerald up to and including the date of the certificate;

(b)           All authorizations, consents, approvals, registrations, and/or filing with any governmental body, agency, or court required in connection with the execution and delivery of the documents by Emerald have been obtained and are in full force and effect or, if not required to have been obtained will be in full force and effect by such time as may be required; and

(c)           Except as otherwise disclosed in Schedule 3.09, there is no material action, suit, proceeding, inquiry, or investigation at law or in equity by any public board or body pending or threatened against Emerald, wherein an unfavorable decision, ruling, or finding would have an adverse affect on the financial condition of Emerald, the operation of Emerald, or the acquisition and reorganization contemplated herein, or any material agreement or instrument by which Emerald is bound or would in any way contest the existence of Emerald.

5.04           No Material Adverse Change.  Prior to the Closing Date, there shall not have occurred any material adverse change in the financial condition, business or operations of Emerald, nor shall any event have occurred which, with the lapse of time or the giving of notice, may cause or create any material adverse change in the financial condition, business, or operations of Emerald.

5.05           Good Standing.  Xtreme shall have received a certificate of good standing from the appropriate authority in the State of Nevada, dated as of a date with five days prior to the Closing Date, certifying that the Emerald is in good standing as a corporation in the State of Nevada.

5.06           Other Items.  Xtreme shall have received such further documents certificates, or instruments relating to the transactions contemplated hereby as Xtreme may reasonably request.

ARTICLE VI
SPECIAL COVENANTS

6.01           Activities of Xtreme and Emerald

(a)           From and after the date of this Agreement until the Closing Date and except as set forth in the respective schedules to be delivered by Xtreme and Emerald pursuant hereto or as permitted or contemplated by this Agreement, Xtreme and Emerald will each:

(i)            Carry on its business in substantially the same manner as it has heretofore;

(ii)           Maintain in full force and effect insurance comparable in amount and in scope of coverage to that now maintained by it;

(iii)          Perform in all material respects all of its obligations under material contracts, leases, and instruments relating to or affecting its assets, properties, and business;

(iv)         Use its best efforts to maintain and preserve it business organization intact, to retain its key employees, and to maintain its relationships with its material suppliers and customers;

(v)           Duly and timely file for all taxable periods ending on or prior to the Closing Date all federal, state, county, and local tax returns required to be filed by or on behalf of such entity or for which such entity may be held responsible and shall pay, or cause to pay, all taxes required to be shown as due and payable on such returns, as well as all installments of tax due and payable during the period commencing on the date of this Agreement and ending on the Closing Date; and

(vi)         Fully comply with and perform in all material respects all obligations and duties imposed on it by all federal and state laws and all rules, regulations, and orders imposed by federal or state governmental authorities.

(b)           From and after the date of this Agreement and except as provided herein until the Closing Date, Xtreme and Emerald will not:

(i)           Make any change in its articles of incorporation or bylaws;

(ii) Enter into or amend any material contract, agreement, or other instrument of any of the types described in such party's schedules, except that a party may enter into or amend any contract, agreement, or other instrument in the ordinary course of business; and

(iii) Enter into any agreement for the sale of Emerald or Xtreme securities without the prior approval of the other party.

6.02           Access to Properties and Records.  Until the Closing Date, Emerald and Xtreme will afford to the other party’s officers and authorized representatives full access to the properties, books, and records of the other party in order that each party may have full opportunity to make such reasonable investigation as it shall desire to make of the affairs of Emerald or Xtreme and will furnish the other party with such additional financial and other information as to the business and properties of Emerald or Xtreme as each party shall from time to time reasonably request.

6.03           Indemnification by Emerald.  Emerald will indemnify and hold harmless Xtreme and its directors and officers, and each person, if any, who controls Xtreme within the meaning of the Securities Act, from and against any and all losses, claims, damages, expenses, liabilities, or actions to which any of them may become subject under applicable law (including the Securities Act and the Securities Exchange Act) and will reimburse them for any legal or other expenses reasonably incurred by them in connection with investigating or defending any claims or actions, whether or not resulting in liability, insofar as such losses, claims, damages, expenses, liabilities, or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in any application or statement filed with a governmental body or arising out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statements therein not misleading, but only insofar as any such statement or omission was made in reliance upon and in conformity with information furnished in writing by Emerald expressly for use therein.  The indemnity agreement contained in this Section 6.03 shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of Xtreme and shall survive the consummation of the transactions contemplated by this Agreement for a period of one year.

6.04.           Indemnification by Xtreme.  Xtreme will indemnify and hold harmless Emerald, the Emerald Stockholders, Emerald's directors and officers, and each person, if any, who controls Emerald within the meaning of the Securities Act, from and against any and all losses, claims, damages, expenses, liabilities, or actions to which any of them may become subject under applicable law (including the Securities Act and the Securities Exchange Act) and will reimburse them for any legal or other expenses reasonably incurred by them in connection with investigating or defending any claims or actions, whether or not resulting in liability, insofar as such losses, claims, damages, expenses, liabilities, or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in any application or statement filed with a governmental body or ariseing out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statements therein not misleading, but only insofar as any such statement or omission was made in reliance upon and in conformity with information furnished in writing by Xtreme expressly for use therein.  The indemnity agreement contained in this Section 6.04 shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of Emerald and shall survive the consummation of the transactions contemplated by this Agreement for a period of one year.

6.05           The Acquisition of Xtreme Common Stock.  Xtreme and Emerald understand and agree that the consummation of this Agreement including the issuance of the Xtreme Common Stock to Emerald in exchange for the Emerald Shares as contemplated hereby, constitutes the offer and sale of securities under the Securities Act and applicable state statutes.  Xtreme and Emerald agree that such transactions shall be consummated in reliance on exemptions from the registration and prospectus delivery requirements of such statutes which depend, among other items, on the circumstances under which such securities are acquired.

(a)            In connection with the transaction contemplated by this Agreement, Emerald and Xtreme shall each file, with the assistance of the other and their respective legal counsel, such notices, applications, reports, or other instruments as may be deemed by them to be necessary or appropriate in an effort to document reliance on such exemptions, and the appropriate regulatory authority in the states where the Emerald Stockholders reside unless an exemption requiring no filing is available in such jurisdictions, all to the extent and in the manner as may be deemed by such parties to be appropriate.

(b)           In order to more fully document reliance on the exemptions as provided herein, Emerald, the Emerald Stockholders, and Xtreme shall execute and deliver to the other, at or prior to the Closing, such further letters of representation, acknowledgment, suitability, or the like as Xtreme or Emerald and their respective counsel may reasonably request in connection with reliance on exemptions from registration under such securities laws.

6.06           Xtreme Liabilities.  Immediately prior to the Closing Date, Xtreme shall have no assets or liabilities.

6.07           Securities Filings.  Xtreme shall be responsible for the preparation of a Form D and its filing with the Securities and Exchange Commission and Emerald will be responsible for any and all filings in any jurisdiction where its stockholders reside which would require a filing with a governmental agency as a result of the transactions contemplated in this Agreement.

6.08           Sales of Securities Under Rule 144, If Applicable.

(a)           Xtreme will use its best efforts to at all times satisfy the current public information requirements of rule 144 promulgated under the Securities Act so that its stockholders can sell restricted securities that have been held for one year or more or such other restricted period as required by rule 144 as it is from time to time amended.

(b)           Upon being informed in writing by any person holding restricted stock of Xtreme as of the date of this Agreement that such person intends to sell any shares under rule 144 promulgated under the Securities Act (including any rule adopted in substitution or replacement thereof), Xtreme will certify in writing to such person that it is in compliance with rule 144 current public information requirement to enable such person to sell such person’s restricted stock under rule 144, as may be applicable under the circumstances.

(c)           If any certificate representing any such restricted stock is presented to Xtreme’s transfer agent for registration or transfer in connection with any sales theretofore made under rule 144, provided such certificate is duly endorsed for transfer by the appropriate person(s) or accompanied by a separate stock power duly executed by the appropriate person(s) in each case with reasonable assurances that such endorsements are genuine and effective, and is accompanied by an opinion of counsel satisfactory to Xtreme and its counsel that such transfer has complied with the requirements of rule 144, as the case may be, Xtreme will promptly instruct its transfer agent to register such transfer and to issue one or more new certificates representing such shares to the transferee and, if appropriate under the provisions of rule 144, as the case may be, free of any stop transfer order or restrictive legend.  The provisions of this Section 6.08 shall survive the Closing and the consummation of the transactions contemplated by this Agreement for a period of two years.

6.09           New Board of Directors and Officers.       Upon closing of the transactions contemplated by this Agreement, the current directors and officers of Xtreme shall resign, seriatim, and each of Will McAndrew and Fred Schiemann designated by Emerald Stockholders shall be appointed to fill the vacancies created thereby.

6.10           No Plan to Dispose of Xtreme’s Stock Received In the Exchanges Referred to in Section 1.01.  None of the Emerald Stockholders has, nor will have, as of immediately prior to the closing of the exchanges referred to in Section 1.01, any plan, intention, commitment of obligation to dispose of any of the Xtreme common shares that any of them will receive pursuant to Section 1.01.

ARTICLE VII
MISCELLANEOUS

7.01           Brokers.  Xtreme and Emerald agree that there were no finders or brokers involved in bringing the parties together or who were instrumental in the negotiation, execution, or consummation of this Agreement.  Further, Xtreme and Emerald each agree to indemnify the other against any claim by any third person for any commission, brokerage, or finder's fee or other payment with respect to this Agreement or the transactions contemplated hereby based on any alleged agreement or understanding between such party and such third person, whether express or implied, from the actions of such party.

The covenants set forth in this section shall survive the Closing Date and the consummation of the transactions herein contemplated.

7.02           No Representation Regarding Tax Treatment.  No representation or warranty is being made by any party to any other regarding the treatment of this transaction for federal or state income taxation.  Each party has relied exclusively on its own legal, accounting, and other tax adviser regarding the treatment of this transaction for federal and state income taxes and on no representation, warranty, or assurance from any other party or such other party's legal, accounting, or other adviser.

7.03           Governing Law.  This Agreement shall be governed by, enforced and construed under and in accordance with the laws of the State of Nevada.

7.04           Notices.  Any notices or other communications required or permitted hereunder shall be sufficiently given if personally delivered, if sent by facsimile or telecopy transmission or other electronic communication confirmed by registered or certified mail, postage prepaid, or if sent by prepaid overnight courier addressed as follows:

If to Xtreme, to:	Will McAndrew	If to Emerald, to:	Emerald Energy Partners, Inc.
	Xtreme Technologies, Inc.		6608 Indian Trail
	6608 Indian Trail		Plano, TX 75024
Plano, TX 75024

With Copies to:	Victor D. Schwarz, Esq.	With copies to:	Richard Wilensky
	2681 Parleys Way, Suite 203		3109 Carlisle Suite 100
	Salt Lake City, Utah 84109		Dallas Texas 75204

or such other addresses as shall be furnished in writing by any party in the manner for giving notices, hereunder, and any such notice or communication shall be deemed to have been given as of the date so delivered or sent by facsimile or telecopy transmission or other electronic communication, or one day after the date so sent by overnight courier.

7.05           Consistent Tax Treatment of Exchanges.  Each of the parties hereto intend for the exchange contemplated under Section 1.01 to be treated for tax purposes as a contribution by the Emerald Stockholders of their Emerald shares to qualify as a tax-free exchange under Section 351(a) of the Code.  Each of the parties hereto shall treat the exchanges contemplated under Section 1.01 consistent with such intent for all tax reporting and other purposes including, without limitation in the presentation and filing of their respective tax returns.

7.06           Attorney's Fees.  In the event that any party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the breaching party or parties shall reimburse the nonbreaching party or parties for all costs, including reasonable attorneys' fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

7.07           Schedules; Knowledge.  Whenever in any section of this Agreement reference is made to information set forth in the schedules provided by Xtreme or Emerald such reference is to information specifically set forth in such schedules and clearly marked to identify the section of this Agreement to which the information relates.  Whenever any representation is made to the “knowledge” of any party, it shall be deemed to be a representation that no officer or director of such party, after reasonable investigation, has any knowledge of such matters.

7.08           Entire Agreement.  This Agreement represents the entire agreement between the parties relating to the subject matter hereof.  All previous agreements between the parties, whether written or oral, have been merged into this Agreement.  This Agreement alone fully and completely expresses the agreement of the parties relating to the subject matter hereof.  There are no other courses of dealing, understandings, agreements, representations, or warranties, written or oral, except as set forth herein.

7.09           Survival; Termination.  The representations, warranties, and covenants of the respective parties shall survive the Closing Date and the consummation of the transactions herein contemplated for a period of six months from the Closing Date, unless otherwise provided herein.

7.10           Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

7.11           Amendment or Waiver.  Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and such remedies may be enforced concurrently, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing.  At any time prior to the Closing Date, this Agreement may be amended by a writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance thereof may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

IN WITNESS WHEREOF, the corporate parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, as of the date first above written.

  Xtreme Technologies, Inc.,
  a Washington corporation

  By: ________________________
  Name: ______________________
  Title: _______________________

  Emerald Energy Partners, Inc.

  By: ________________________
  Name: ______________________
  Title: _______________________

  WMDM Family, Ltd.
  A Texas limited partnership
  By WMDM GP, LLC Sole
  General Partner

  By: /s/ Willard G. McAndrew III___
  Name: Willard G. McAndrew III
  Title: Manager

  G. Kennedy Family Limited Partnership
  a Texas limited partnership

  By: DGKennedy GP, LLC
  a Texas limited liability company
  Its General Partner

  By: ________________________
  Name: ______________________
  Title: _______________________

  /s/ Edward J. Devereaux_________
  Edward J. Devereaux

  /s/ Phyllis Ganjian_____________
  Phyllis Ganjian

  Biz2Biz.com

  By: ________________________
  Name: ______________________
  Title: _______________________

  Capital Group Advisors, Inc.

  By: ________________________
  Name: ______________________
  Title: _______________________
  Aranwest Limited

  By: ________________________
  Name: ______________________

  Title: _______________________

  /s/ Fred Schiemann____________
  Fred Schiemann

  China Auto Worldwide, Inc

  By: ________________________
  Name: ______________________
  Title: _______________________

Exhibit A-1

Emerald Energy Partners, Inc.
List of Stockholders

Name of Shareholder	Number of Shares of Emerald Owned	Number of Xtreme Shares to be Received in Exchange
WMDM Family, Ltd.	2,500,000	2,500,000
G. Kennedy Family Limited Partnership	3,260,000	3,260,000
Edward J. Devereaux	500,000	500,000
Phyllis Ganjian	100,000	100,000
Biz2Biz.Com	150,000	150,000
Capital Group Advisors, Inc.	150,000	150,000
Aranwest Limited	500,000	500,000
Fred Schiemann	400,000	400,000
China Auto Worldwide, Inc.	400,000	400,000

Total	7,960,000	7,960,000

Schedule 2.05

China Auto Worldwide, Inc.	100,000 Warrants at a Strike Price of $1.00 with a two (2) year maturity

Schedule 3.09

None